Exhibit 10.1

2015 Executive Management Team Annual Incentive Plan

Plan Document

(Effective January 1, 2015)

Crown Castle International Corp.

2015 EMT Annual Incentive Plan

Overview

This Plan Document is designed to outline the provisions of the Crown Castle International Corp. (“CCIC” or “Company”) 2015 Executive Management Team (EMT) Annual Incentive Plan (the “Plan”) effective as of the 1st day of January 2015, in accordance with the terms provided herein.

The Company hereby adopts the terms of the Plan as follows:

Section 1. Objectives

The Company’s main objectives for the Plan are:

•	To provide a compensation package that is competitive with the market.

•	To motivate executives by providing the appropriate reward for individual and corporate performance based on Company goals and objectives.

•	To focus business unit executives on maximizing results of their business units, while also reinforcing the importance of teamwork at the corporate level.

•	To link the Plan’s financial measures with investor expectations.

•	To link the Plan’s financial and nonfinancial measures with the individual performance of the executives.

Section 2. Plan Year

The effective date of this Plan is January 1, 2015. The Plan will remain in effect from January 1, 2015, to December 31, 2015 (the “Plan Year”).

Section 3. Administration

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) with oversight by the Board. The Committee shall have the authority to review and approve: (a) the Participants as defined in Section 4, (b) the incentive opportunities for each Participant as defined in Section 6, (c) the methodology for determining the Performance Goals as defined in Section 7, (d) the minimum performance requirements as described in Section 8, and (e) the final Incentive Awards for the Participants as described in Section 9. The Committee shall also have the authority to review and approve any proposed amendments to the Plan throughout the Plan Year. The Committee retains the right to discontinue or amend this Plan at any time. The Committee may use discretion to adjust the Incentive Award levels to account for events that impact the ability to meet the Performance Goals described in Section 7.

The President & Chief Executive Officer of the Company (the “CEO”) will be responsible for the interpretation and the day-to-day management of the Plan. The CEO shall also make recommendations to the Committee for review and approval.

Nothing in this Plan is to be considered a guarantee of an Incentive Award.

Crown Castle International Corp.

2015 EMT Annual Incentive Plan

Section 4. Eligibility

Executive employees who are selected by the CEO, and are approved by the Committee, will be eligible to participate in the Plan (the “Participants”).

Section 5. Change in Eligibility Status

In making decisions regarding employees’ participation in the Plan, the CEO may consider any factors that he or she may consider relevant. The following guidelines are provided as general information regarding employee status changes upon the occurrence of the events described below, provided that recommendation to include an employee in the Plan originates from the CEO:

(a)	New Hire, Transfer, Promotion. A newly hired, transferred or promoted employee selected and approved as a Participant in the Plan prior to March 1 of the Plan Year may participate based on a full Plan Year. A newly hired, transferred or promoted employee selected and approved as a Participant in the Plan after March 1 and before November 1 of the Plan Year may participate in the Plan on a pro rata basis as of the date the Participant was approved into the Plan. A newly hired employee selected and approved as a Participant in the Plan on or after November 1 of the Plan Year will not be eligible to participate in the Plan until a new Plan Year begins the following January 1.

(b)	Demotion. An Incentive Award will generally not be made to an employee who has been demoted during the Plan Year because of performance.

(c)	Termination. An Incentive Award will generally not be made to any Participant whose services are terminated prior to the payment of the Incentive Award for reasons of misconduct, failure to perform or other cause.

(d)	Resignation. An Incentive Award will generally not be made to any Participant who resigns for any reason, including retirement, before the Incentive Award is made. However, if the Participant has voluntarily terminated his or her employment with the Company’s consent, the Participant may be considered for a pro rata Incentive Award, provided the Participant otherwise qualifies for the Incentive Award.

(e)	Death and Disability. A Participant whose status as an active employee is changed prior to the payment of the Incentive Award for any reason other than the reasons cited above may be considered for a pro rata Incentive Award, provided the Participant otherwise qualifies for the Incentive Award. In the event that an Incentive Award is made on behalf of an employee who has terminated employment by reason of death, any such payments or other amounts due will generally be paid to the Participant’s estate.

The above guidelines are subject to the terms of any applicable severance or similar agreements. Nothing in the Plan shall confer any right to any employee to continue in the employ of the Company.

Crown Castle International Corp.

2015 EMT Annual Incentive Plan

Section 6. Incentive Opportunity

The CEO will determine, and recommend for approval by the Committee, incentive opportunities for each Participant. The incentive opportunities will be defined as Incentive Opportunity Zones that represent a range of threshold, target and maximum performance outcomes for which incremental increases in performance will result in incremental increases in the Incentive Award.

Each Incentive Opportunity Zone will include threshold, target and maximum incentive opportunities. The Participant’s target incentive opportunity will be based on the Participant’s role and responsibilities, and will be expressed as a percentage of the Participant’s base salary. The Participant’s threshold and maximum incentive opportunities will be expressed as a Payout Multiple of the target incentive opportunity and will also be based on the Participant’s role and responsibilities. The tables set forth on Exhibit A outline the target Payout Multiples for certain Participant categories.

The target incentive opportunity as a multiple of base salary, and the resulting threshold and maximum opportunities will be determined and approved in writing and kept on file for each Participant in the appropriate Human Resources department.

Section 7. Performance Goals

Each Participant shall have specific performance goals (the “Performance Goals”) determined for his or her position for the Plan Year. These Performance Goals will be based on certain financial and nonfinancial performance measures that support the approved business plan of the Company and/or business unit, and should identify how the Participant will support the achievement of such goals.

Two performance categories will generally be used for each Participant:

1.	Corporate/Business Unit Performance — There will be one or more performance measures with equal or different weights that may be used within this category, including without limitation any one or more of the performance criteria described below:

•	Corporate Adjusted EBITDA — calculated as EBITDA adjusted for non-cash compensation.

•	Corporate Adjusted Funds From Operations per Share — calculated as Adjusted Funds From Operations divided by calendar year-end total CCIC common shares outstanding.

•	Business Unit Net New Sales — calculated as Gross New Tenant GAAP Revenue adjusted for Churn.

The Performance Goals for these financial measures will generally be based on the Company’s 2015 financial budget/forecasts as approved by the Board.

Crown Castle International Corp.

2015 EMT Annual Incentive Plan

2.	Individual Performance — The Individual Performance Goals will generally be based on those established using the Company’s annual performance management system.

The target mix and weighting of the Performance Goals for each Participant will vary depending on the Participant’s role and responsibilities, as set forth on Exhibit B.

For the financial performance measures, threshold, target, and maximum Performance Goals will be established and aligned within the Participant’s applicable Incentive Opportunity Zone as defined above in Section 6. The threshold, target, and maximum Performance Goals for these financial measures, based on the Company’s budget/forecast for 2015 are set forth on Exhibit C.

The threshold, target and maximum individual Performance Goals will be based on how well the Participant met the goals established using the Company’s annual performance management system. The Individual Performance Goals will be aligned within the Participant’s applicable Incentive Opportunity Zone. While the interpretation of how well the Individual Performance Goals are met will be more subjective than for financial measures, the following descriptions will be used to interpret individual performance:

1.	Exceeds Expectations — Defined as performance that consistently exceeds established expectations regarding the Participant’s key individual goals. Performance at this level creates new standards of performance. Individual performance near or at the maximum will be achieved if the participant has exhibited “Exceeds Expectations” performance.

2.	Meets Plus Expectations — Defined as performance that consistently meets and often exceeds established expectations regarding the Participant’s key individual goals. Individual performance above target will be achieved if the Participant has exhibited “Meets Plus Expectations” performance.

3.	Meets Expectations — Defined as performance that consistently meets and sometimes exceeds established expectations regarding the Participant’s key individual goals. Individual performance at target will be achieved if the Participant has exhibited “Meets Expectations” performance.

4.	Meets Most Expectations — Defined as performance that often meets established expectations regarding the Participant’s key individual goals, but also requires some development. Individual performance near or at the minimum will be achieved if the Participant has exhibited “Meets Most Expectations” performance.

5.	Does Not Meet Expectations — Defined as performance that does not consistently meet established expectations regarding the Participant’s key individual goals and requires significant development. Individual performance at this level will result in no individual annual incentive payment for the Participant.

Crown Castle International Corp.

2015 EMT Annual Incentive Plan

Section 8. Minimum Performance Requirements

There are three minimum performance requirements in order to receive a full Annual Incentive in accordance with the Plan:

1.	The Minimum Financial Performance Target level set forth on Exhibit C must be achieved for Participants to be eligible for the Annual Incentive.

2.	The business units or departments for which the Participants are responsible must receive an acceptable 404 assessment of applicable internal controls. The receipt of a 404 assessment with a material weakness may result in a reduction or elimination of the potential 2015 Annual Incentive for the responsible Participants and potentially all Participants.

3.	The Participant must receive an Individual Performance Rating of Meets Expectations, Meets Plus Expectations or Exceeds Expectations. If a Participant receives an Individual Performance Rating of Meets Most Expectations, the Participant’s Payout Multiple for the Corporate/Business Unit Performance Goals will be reduced to the lower of the Individual Payout Multiple received for the Meets Most Expectations Rating or the Payout Multiple received for the Corporate/Business Unit Performance Goals. If a Participant receives an Individual Performance Rating of Does Not Meet Expectations, the Participant will not receive an Annual Incentive Award.

Section 9. Incentive Award Calculation

The Incentive Awards will be calculated based on the Incentive Opportunity Zones established for each Participant at the beginning of the Plan Year. The Incentive Opportunity Zones can be depicted as target Incentive Opportunity Curves that correlate the incentive Payout Multiples with each of the Performance Goals.

The target Incentive Opportunity Curves for each of the Performance Goals are set forth on Exhibit D.

At Plan Year-end, the following steps will occur to calculate each Participant’s final Incentive Award:

•	The actual performance results will be plotted on each applicable Incentive Opportunity Curve for the Participant.

•	If actual performance results fall between the threshold and target, or the target and maximum Performance Goals, the Payout Multiples will be calculated by interpolating the actual performance results with the threshold, target, and maximum Payout Multiples. However, no incentive will be paid if actual results fall below the threshold Performance Goal.

•	Each of the resulting Payout Multiples will then be multiplied by the weighted percentage for the applicable Performance Goal.

•	The products of each will then be added together to determine the total Payout Multiple for the Participant.

•	The total Payout Multiple will then be applied to the Participant’s target Incentive Award as a percentage of base salary to determine the total Incentive Award.

Crown Castle International Corp.

2015 EMT Annual Incentive Plan

An illustration of how this calculation is performed is set forth on Exhibit E.

Section 10. Incentive Award Payments

Incentive Award payments in accordance with this Plan will be processed by the second pay period following the Board of Directors approval of the Plan Year’s financial statements.